Exhibit 3.41

CERTIFICATE OF INCORPORATION

OF

NATURE’S BOUNTY, INC.

Under Section 402 of the Business Corporation Law

The undersigned, a natural person of the age of eighteen years or over, desiring to form a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, hereby certifies as follows:

FIRST:                                                           The name of the corporation is:

NATURE’S BOUNTY, INC.

SECOND:                                            The purpose for which it is formed is as follows:

To engage in any lawful act or activity for which corporations may be formed under the Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board agency or other body, without such approval or consent first being obtained.

For the accomplishment of the aforesaid purposes, and in furtherance thereof, the corporation shall have and may exercise all of the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of said law or in accordance with the provisions of any other statute of the State of New York.

THIRD:                                                       The office of the corporation in the State of New York is to be located in the Country of New York.

FOURTH:                                           The aggregate number of shares which the corporation shall have the authority to issue is 200, no par value.

FIFTH:                                                          The Secretary of State is designated as agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: Harvey Kamil, 90 Orville Drive, Bohemia, NY 11716.

SIXTH:                                                        A director of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity except for liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the director’s acts violated Section 719 of the Business Corporation Law; or liability for any act or omission prior to the adoption of this provision.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury.

Dated: August 2, 1995

/s/ Scott J. Schuster
Scott J. Schuster, Incorporator
283 Washington Avenue
Albany, New York 12206